NEWS RELEASE

FOR IMMEDIATE RELEASE
November 5, 2003

NS COMPLETES VOLUNTARY SEPARATION PROGRAM

NORFOLK, VA - Norfolk Southern Corporation (NYSE:NSC) announced today that it expects to record a $107 million charge against fourth quarter 2003 earnings related to completion of its voluntary separation program for non-agreement employees.  This would include a cash charge of $66 million and a non-cash charge of $41 million for pension and other post-retirement benefit accruals.

In announcing final numbers for the voluntary separation, the company said that 4,317 non-agreement employees were eligible to participate.    In total, 553 employees were approved for separation, of which 314 were also eligible to retire under the company's retirement plan.

The program, announced in September and effective October 31 for most participants, offered severance pay of three weeks' salary for each year of service, continued health insurance for one year at no cost, and outplacement assistance for up to 90 days.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is the nation's largest rail carrier of automotive parts and finished vehicles.

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Media Contact:  Bob Fort, Norfolk, 757-629-2710